Exhibit 95.1

Name of Company	Name of Operation	Mine ID No.	State	Number of Inspec- tions	Total Number of S&S Citations	Mine Act 104(b) Orders	Mine Act 104(d) Citations and Orders	Mine Act 110(b)(2) Violations	Mine Act 107(a) Orders	Total Dollar Value of Proposed MSHA Assess- ments ($ in 000)	Total Number of Mining Related Fatalities	Received Written Notice under Mine Act 104 (e) (yes/no)	Received Written Notice of POTENTIAL Violation under Mine Act 104 (e) (yes/no)	Num- ber of Contes- ted Penal- ties	Number of Contested Citations	Number of Complaints of Discharge or Discrimi- nation
Continental Cement	Hannibal Plant	2300217	MO	5	18	—	1	—	1	$74,804	—	NO	NO	16	16	—
Continental Cement	Owensville Clay Pit	2301038	MO	2	—	—	—	—	—	$100	—	NO	NO	—	—	—
Continental Cement	Underground	2302434	MO	5	—	—	—	—	—	$—	—	NO	NO	—	—	—